Exhibit 99.2

TRLG Q1 Management Commentary 2011

Consolidated Results

First quarter 2011 net sales increased 20.4% to $93.8 million, up from $77.9 million in the first quarter of 2010.  The U.S. Consumer Direct segment continued to lead the growth with a sales increase of 37.6%. Same-store sales for 76 stores open at least 12 months and e-commerce increased 7.4%. Sales for the U.S. Wholesale division declined 13.6% to $20.9 million. International net sales increased by 34.0% to $18.5 million in the first quarter, primarily driven by Germany, Korea and Canada.

Gross profit for the quarter was $60.7 million, or 64.8% of net sales, versus 64.2% of net sales in the first quarter of 2010.  U.S. Wholesale gross margin increased for the first time in four quarters, and U.S. Consumer Direct and International segment margins were down year-over-year.  The overall increase was driven by the continued mix shift toward the Company’s higher margin Consumer Direct segment.

Overall selling, general and administrative (SG&A) expenses increased by $9.3 million, or by 25.3%, to $45.9 million in the first quarter; and as a percentage of net sales increased to 48.9% from 47.0%.  The SG&A rate declined for each segment except the International segment, which increased SG&A due to the addition of direct wholesale sales teams in Germany, Italy and EMEA, the establishment of a regional office in Switzerland, and an increase in the number of branded retail stores from three at March 31, 2010 to eight at March 31, 2011.

Operating income for the first quarter of 2011 was $14.9 million, or 15.8% of net sales, compared to $13.3 million, or 17.1% of net sales in the first quarter of 2010. Operating income increased for the U.S. Consumer Direct segment, offset by declines in the U.S. Wholesale and International segments.  Operating margin improved for U.S. Consumer Direct and Wholesale segments, and declined for the International segment.

The effective tax rate for the first quarter of 2011 was 38.8% compared to 37.2% in the first quarter of 2010.  The 2011 effective tax rate increased over 2010 as the Company established its European headquarters in Switzerland.

Net income attributable to True Religion Apparel, Inc. for the 2011 first quarter was $9.0 million, or $0.36 per diluted share, based on weighted average shares outstanding of 25.1 million, compared to net income attributable to True Religion Apparel, Inc. of $8.4 million, or $0.34 per diluted share, based on weighted average shares outstanding of 24.9 million in the first quarter of 2010.

Balance Sheet

The Company ended the quarter with $156.2 million in cash and cash equivalents compared to $108.8 million as of March 31, 2010. The Company continues to carry no debt and expects to fund growth from internally generated cash reserves and current operations. Accounts receivable at the end of first quarter was $26.4 million, an increase of $6.6 million from $19.8 million as of March 31, 2010. The increase is attributable to the growth in sales to international customers.

Inventories at the end of the quarter were $46.6 million, an increase of 38.3% from a year ago and up 11.8% from the beginning of 2011. Over the past year, the Company added inventory to support the 20 U.S. and five international branded retail stores opened since March 31, 2010, expanded its wholesale sales presence in Germany, and added two initiatives that contributed to the overall inventory increase: selling excess wholesale merchandise through Company outlet stores versus off-price wholesale accounts, and consolidating new fashion merchandise for retail stores into one shipment at the beginning of the month.

Segment Overview

U.S. Consumer Direct net sales in the first quarter of 2011 increased 37.6% to $53.4 million. The increase in U.S. Consumer Direct net sales was due primarily to the increase in the number of stores operated during the first quarter this year.  Same-store sales, which included 76 stores that were open for at least 12 months as well as e-commerce, increased 7.4%.

The Company opened two stores in the first quarter of 2011, bringing the total store count to 96 stores as of March 31, 2011, compared to 76 at the end of the first quarter of 2010. The store count was comprised of 67 full-price stores and 29 outlets.

The weighted average retail square footage for the first quarter was 179,000 square feet compared to 134,000 square feet for the first quarter of 2010. At the end of the quarter, the total retail square footage was 183,000 square feet.  A recap of the stores opened from January 1, 2011 to March 31, 2011 is attached to this commentary.

Other key metrics in the consumer direct segment include average selling price (ASP) of jeans in the full price stores.  The ASP of jeans increased to $252 in 2011 compared to $247 in 2010. Sportswear sales made up 30.3% of the U.S. Consumer Direct sales in 2011, an increase from 25.8% in 2010.

First quarter operating income within the U.S. Consumer Direct segment increased by 48.9% to $18.7 million. The Consumer Direct segment’s operating margin increased to 34.9% in the first quarter of 2011 from 32.3% in the first quarter of 2010, primarily due to leverage of SG&A expenses driven by the positive same-store sales comparison.  The $3.9 million increase in US Consumer Direct SG&A was primarily due to the increase in store count from 76 at the end of March 2010 to 96 stores at the end of March 2011.  As a percentage of U.S. Consumer Direct net sales, SG&A declined by 380 bps to 37.3%.  The four-wall operating margin for Company stores was 39.2% in first quarter 2011 vs. 37.2% in first quarter 2010.

U.S. Wholesale net sales for the quarter declined by 13.6% to $20.9 million. The declines in sales of women’s merchandise to the Major Department Store channel and the Off-price channel were the primary drivers of the sales decrease, partially offset by an increase in women’s and men’s merchandise sales in the Specialty channel.  Total Off-price channel sales were down 21.2%.

The U.S. Wholesale segment’s operating margin was 44.5% in the first quarter of 2011, up 60 bps from 43.9% in the first quarter 2010.  This was driven by a gross margin increase of 50 bps, and SG&A leverage of 10 bps as the prior year included sales commissions for a former sales agent.  Operating income declined by 12.5% as a result of the sales decline.

International net sales increased 34.0% to $18.5 million from $13.8 million in the first quarter of 2010. Net sales in Germany, linked to the joint venture formed in August 2010, accounted for more than half of the increase. Korea and Canada were other major contributors to the net sales increase.

The International segment’s operating income decreased by 32.3% to $3.2 million, and its margin declined to 17.3% from 34.3% due primarily to additional SG&A spending associated with the Company’s international infrastructure build. Gross margin contracted by just 40 basis points to 54.0% in first quarter 2011 due to discounts associated with existing and new distributors. The segment’s SG&A increased to $6.8 million from $2.8 million and was 36.7% of sales versus 20.2% of sales in the first quarter of 2010, accounting for most of the segment’s operating margin decline. This SG&A increase included the addition of direct wholesale sales teams in Germany, Italy and the UK, the establishment of a regional office in Switzerland, and an increase in the number of branded retail stores from three at March 31, 2010 to eight at March 31, 2011.

True Religion Brand Jeans - Retail stores opened from January 1, 2011 through March 31, 2011

US Stores

Store Count	Store Location	City	State	Opening Date	Square Footage	Store Type
1	Las Vegas Outlet Center	Las Vegas	Nevada	3/17/11	2,723	Outlet
2	Cincinatti Premium Outlets	Monroe	Ohio	3/24/11	2,085	Outlet

International Stores

1	Alstertal Shopping Mall	Hamburg	Germany	3/24/11	1,017	Branded Retail